                                                                    EXHIBIT 10.1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           REGIONAL VEHICLE AGREEMENT

                                  DATED AS OF

                            AUGUST 28, 2000 BETWEEN

                                   AT&T CORP.

                                      AND

                            AT&T LATIN AMERICA CORP.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION                                                       PAGE
- -------                                                       ----
ARTICLE I SCOPE.............................................    1
      1.1.  RV Business.....................................    1
ARTICLE II RV SERVICES......................................    2
      2.1.  RV Exclusive Services...........................    2
      2.2.  RV Non-Exclusive Services.......................    2
      2.3.  Preferred Supplier to Parent....................    2
ARTICLE III EXCLUDED ACTIVITIES.............................    2
      3.1.  Excluded Activities.............................    2
ARTICLE IV GLOBAL VENTURE...................................    2
      4.1.  Regional Vehicle's Provision of RV Services to
      the Global Venture....................................    2
      4.2.  Regional Vehicle's Distribution of Services of
            and Purchase of Services from the Global
            Venture.........................................    3
      4.3.  Services Reserved to the Global Venture.........    3
      4.4.  Managed Network Services........................    3
ARTICLE V AT&T GLOBAL NETWORK...............................    4
      5.1.  AT&T Global Network Services....................    4
      5.2.  Regional Vehicle's Provision of Services to the
      AT&T Global Network...................................    4
      5.3.  AT&T Global Network Distribution Arrangements...    4
ARTICLE VI PARENT ACQUISITIONS, ETC. .......................    4
      6.1.  Territory Acquisitions..........................    4
      6.2.  FMV Determination...............................    5
      6.3   Easymail Chile..................................    6
ARTICLE VII TERM............................................    6
      7.1.  Term............................................    6
ARTICLE VIII ARBITRATION....................................    7
      8.1.  Arbitration.....................................    7
      8.2.  Number of Arbitrators/Selection.................    7
      8.3.  Certain Procedures..............................    7
      8.4.  Arbitral Award..................................    7
      8.5.  Confidentiality of Proceedings..................    7
      8.6.  Judgment........................................    8
ARTICLE IX MISCELLANEOUS....................................    8
      9.1.  Amendment.......................................    8
      9.2.  Waiver..........................................    8
      9.3.  Notices.........................................    8
      9.4.  Assignment; Binding Effect......................    9
      9.5.  Entire Agreement................................    9
      9.6.  Governing Law...................................    9
      9.7.  Further Assurances..............................    9
      9.8.  Headings........................................    9
      9.9.  Interpretation..................................    9
     9.10.  Severability....................................    9
     9.11.  Enforcement.....................................    9
     9.12.  Counterparts....................................   10

EXHIBITS

Exhibit A              Definitions
SCHEDULES
Schedule A-1           RV Exclusive Services
Schedule A-2           Parent Group Activities
Schedule B             RV Non-Exclusive Services
Schedule C             Excluded Activities

     REGIONAL VEHICLE AGREEMENT, dated as of August 28, 2000, between AT&T Corp., a New York corporation ("AT&T") and AT&T Latin America Corp., a Delaware corporation ("Regional Vehicle"). Certain capitalized terms used herein without definition shall have the meanings specified in Exhibit A.

                                    RECITALS

     A. Parent, Regional Vehicle, a Delaware Corporation, FirstCom Corporation, a Texas Corporation (the "Company"), and a subsidiary of Regional Vehicle ("Merger Sub") have entered into an Agreement and Plan of Merger, dated November 1, 1999 (the "Merger Agreement"), pursuant to which the Company will merge with and into Merger Sub (the "Merger").

     B. Parent and Regional Vehicle anticipate that the establishment of Regional Vehicle and the commercial arrangements contemplated hereby will enable the delivery of competitive, comprehensive packages of end-to-end integrated broadband services to customers in the Territory.

     C. Regional Vehicle will benefit from its relationship with Parent as a result of certain contractual arrangements of Parent, including the Framework Agreement, dated as of October 23, 1998, among Parent, VLT Corporation, British Telecommunications PLC, BT (Netherlands) Holdings B.V. and Thistle B.V. (as amended from time to time, the "Framework Agreement"). Regional Vehicle is also expected to have increased demand for its services as a result of the commercial arrangements contemplated hereby. Parent will grant concurrently with the Merger a non-exclusive license to Regional Vehicle to use certain Brands (the "Licensed Brands") pursuant to the Brand License Agreement.

     D. Regional Vehicle shall serve as Parent's strategic vehicle for in-country investments in the Territory for the provision of broadband high-speed connectivity to business customers in the Territory and for the provision of certain other telecommunications services in the Territory, in each case to the extent set forth in this Agreement.

     E. In consideration of the mutual undertakings of the parties contained herein and as an inducement to the parties to enter into the Merger Agreement, Regional Vehicle and Parent desire to define the scope of Regional Vehicle's business and its relationship with Parent and certain Affiliates and joint ventures of Parent as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I

                                     SCOPE

     1.1. RV Business. (a) Regional Vehicle has been established primarily to provide broadband, high-speed connectivity to business customers in the Territory and, in connection therewith, to provide, offer, distribute, market and sell primarily to business customers RV Exclusive Services and

RV Non-Exclusive Services, own facilities and other assets related thereto and engage in incidental activities related thereto, in each case in the Territory, in accordance with the terms of this Agreement. Regional Vehicle may conduct its business through its Subsidiaries in the Territory, provided that Regional Vehicle shall cause such Subsidiaries to comply with all of the provisions of this Agreement applicable to Regional Vehicle as if they were signatories hereof.

     (b) Regional Vehicle shall provide, offer, distribute, market and sell all of its RV Exclusive Services and RV Non-Exclusive Services under (i) the Licensed Brands, (ii) Brands specified by the Global Venture, subject to the prior written consent of the Global Venture, in the case of services relating to the Global Venture or (iii) subject to the approval of Parent as provided in the Brand License Agreement, Brands created by Regional Vehicle and owned by Parent or Regional Vehicle.

                                   ARTICLE II

                                  RV SERVICES

     2.1. RV Exclusive Services. The services listed in the Schedule of RV Exclusive Services attached hereto as Schedule A-1 are referred to herein as the "RV Exclusive Services." Except as identified in the Schedule of Parent Group Activities attached hereto as Schedule A-2 hereof or as provided in Article V, Parent will not, and will cause the other members of the Parent Group not to, provide, offer, distribute, market or sell RV Exclusive Services in the Territory unless Regional Vehicle supplies such services to Parent or such member of the Parent Group.

     2.2. RV Non-Exclusive Services. The services listed in the Schedule of RV Non-Exclusive Services attached hereto as Schedule B may, subject to the terms of this Agreement, be provided, offered, distributed, marketed or sold by any Person and such services are referred to herein as the "RV Non-Exclusive Services," and, together with the RV Exclusive Services, as the "RV Services."

     2.3. Preferred Supplier to Parent. The Regional Vehicle shall be a Preferred Supplier of RV Exclusive Services in the Territory to Parent and its wholly-owned Subsidiaries, except to the extent Parent and its wholly-owned Subsidiaries are obligated to purchase such services from the Global Venture.

                                  ARTICLE III

                              EXCLUDED ACTIVITIES

     3.1. Excluded Activities. Regional Vehicle shall not provide, offer, distribute, market or sell any service listed in the schedule of Excluded Activities attached hereto as Schedule C or take any other action that contravenes Section 4.3 relating to the Global Venture (collectively, the "Excluded Activities").

                                   ARTICLE IV

                                 GLOBAL VENTURE

     4.1. Regional Vehicle's Provision of RV Services to the Global
Venture. The Regional Vehicle shall be a Preferred Supplier of RV Services in the Territory to the Global Venture in accordance with and subject to the Framework Agreement on commercially reasonable terms as agreed between Regional Vehicle and the Global Venture.

     4.2. Regional Vehicle's Distribution of Services of and Purchase of Services from the Global Venture. (a) Parent shall request that the Global Venture grant to Regional Vehicle distribution rights with respect to Global Business Communications Services of the Global Venture in the Territory on commercially reasonable terms in accordance with and subject to the terms of the Framework Agreement.

     (b) Regional Vehicle shall purchase all of its requirements for Global Communications Services from the Global Venture pursuant to commercially reasonable terms to be set forth in (i) an agreement between the Regional Vehicle and the Global Venture or (ii) if applicable, an agreement between Parent and the Global Venture governing the purchase of Global Communications Services by Parent and its Subsidiaries.

     (c) Regional Vehicle shall purchase all of its requirements for International Traffic Termination Services from the Global Venture, provided that such services are provided by the Global Venture to Regional Vehicle on commercially reasonable terms.

     4.3. Services Reserved to the Global Venture. Unless Regional Vehicle is a Limited Cross Border Network Services Provider or as otherwise agreed by Parent and the Global Venture and any other party whose consent may be required under the Framework Agreement, Regional Vehicle shall not:

          (a) offer, sell or distribute Global Business Communications Services or any services competitive with the Global Business Communications Services provided through the Global Venture except as permitted pursuant to Section 4.2;

          (b) offer, sell or distribute any Communications Services, except through the Global Venture, to any Person that is a Qualifying MNC Customer (as such term is defined in the Framework Agreement)(each such Person, a "Qualifying MNC"), a list of which Parent has previously delivered to Regional Vehicle, and which Parent will update periodically;

          (c) own, operate, lease or manage Global Network Facilities; or

          (d) provide any International Carrier Services.

Regional Vehicle shall be deemed a "Limited Cross Border Network Services Provider" for so long as Regional Vehicle and any Person in which it has a direct or indirect equity interest do not derive aggregate annual revenues ("Cross Border Revenues") that exceed $150 million, directly or indirectly, whether acting alone or in association with, or through one or more Persons, from Global Business Communications Services and other services provided over a cross border network owned by Regional Vehicle or its Subsidiaries or provided by any cross border network, alliance or consortium in which Regional Vehicle has any direct or indirect equity interest. For purposes of calculating such aggregate annual revenues, the actual pro rata share of revenues of any Persons in which Regional Vehicle owns a direct or indirect equity interest shall be included with respect to any investments in a Person that is not wholly-owned by the Regional Vehicle. Within 90 days of the end of each Regional Vehicle fiscal year, Regional Vehicle shall provide Parent with a certificate executed by the chief executive officer and chief financial officer of Regional Vehicle certifying the amount of Cross Border Revenues for such fiscal year and setting forth the breakdown and calculation thereof in reasonable detail.

     4.4. Managed Network Services. Regional Vehicle shall not provide Managed Network Services to any Qualifying MNC except as contracted through the Global Venture.

                                   ARTICLE V

                              AT&T GLOBAL NETWORK

     5.1. AT&T Global Network Services. Any current or future services provided by any member of the Parent Group using any assets owned or controlled now or in the future by the AT&T Global Network are referred to herein as the "AT&T Global Network Services". Notwithstanding Section 2.1, Parent or any member of the Parent Group may provide, offer, market, distribute or sell to any Person, and, subject to 5.3, may appoint any Person as a distributor of, AT&T Global Network Services in the Territory.

     5.2. Regional Vehicle's Provision of Services to the AT&T Global
Network. Regional Vehicle shall be a Preferred Supplier of RV Services to the AT&T Global Network on commercially reasonable terms as agreed between Regional Vehicle and Parent.

     5.3. AT&T Global Network Distribution Arrangements. Promptly after the execution of this Agreement, Parent will cause the appropriate AT&T Global Network Person to discuss with Regional Vehicle possible arrangements for the distribution of AT&T Global Network Services by Regional Vehicle in the Territory. While the parties have not reached any understanding as to the outcome of such discussions, they have agreed that Regional Vehicle shall be an exclusive distributor of AT&T Global Network Services in one or more countries in the Territory on commercially reasonable terms as may be agreed between Regional Vehicle and Parent, provided that such exclusive distributorship shall
(i) be subject to Regional Vehicle's ability to meet performance and service level requirements established by AT&T Global Network; (ii) not limit the rights of any Person under the Master Services Agreement, dated December 7, 1998 by and between International Business Machines Corporation and AT&T Solutions, Inc., the Master Asset Purchase Agreement, dated December 7, 1998, between International Business Machines Corporation and AT&T or any related agreements, or the ability of any such Person to comply with its obligations thereunder; and
(iii) not limit the rights of any member of the Parent Group or any AT&T Global Network Person to (x) distribute AT&T Global Network Services directly to customers in the Territory, (y) have its employees market or sell such services to customers in the Territory or (z) appoint remarketers or global value added resellers (VARs) of AT&T Global Network Services.

                                   ARTICLE VI

                           PARENT ACQUISITIONS, ETC.

     6.1. Territory Acquisitions. (a) If (i) a member of the Parent Group acquires (including as a result of a merger or any other business combination transaction) an interest in any Person that derived (including through any consolidated Subsidiaries of such Person) revenues in the immediately preceding fiscal year from assets or customers in the Territory (such revenues, the "Territory Revenues") (such Person, an " Acquired Person," and together with its Subsidiaries, if any, an "Acquired Group"), (ii) more than 50% of such Territory Revenues were derived from the provision of RV Exclusive Services and (iii) such acquisition would otherwise result in any member of the Acquired Group becoming a member of the Parent Group (such case, a "Covered Acquisition"), Parent shall comply with the provisions of Section 6.1(b).

     (b) In the case of a Covered Acquisition, within (i) eighteen months, if the Territory Revenues of such Acquired Group were greater than 33 1/3% of such Acquired Group's consolidated gross revenues for its immediately preceding fiscal year, or (ii) thirty months, if the Territory Revenues of such Acquired Group were less than 33 1/3% of such Acquired Group's consolidated gross revenues for its immediately preceding fiscal year, after the acquisition of such Acquired Person, Parent shall either (x) cause the members of such Acquired Group to cease in all material respects providing RV Exclusive Services in the Territory or (y) offer, or cause the relevant member of the Parent Group to offer, in writing (an "Offer") to sell to the Regional Vehicle for cash that portion of the Acquired Group's business that primarily relates to the provision of such RV Exclusive Services in the Territory (the "Offered Assets") at their Fair Market Value, provided that this Section 6.1(b) shall not apply if selling such Offered Assets (x) would conflict with or contravene applicable law or a pre-existing contractual obligation of any member of the Acquired Group or that is binding on any material assets of such a member and such obligation is not waived or amended,
(y) would result in a tax obligation for members of the Parent Group that is material in relation to the consideration paid for the Offered Assets by the relevant member of the Parent Group or (z) in the case of a business that is not owned by a direct or indirect substantially wholly-owned Subsidiary of Parent, would, in the good faith determination of the Board of Directors of any relevant member of a Parent Group, having received advice of outside counsel with respect to fiduciary duties to minority shareholders, violate any such fiduciary duties (each of subsection (x), (y) and (z), an "Offer Exception"), provided further that Offered Assets shall not include any assets held by a Person that is not controlled by Parent. Such Offer may be accepted by Regional Vehicle by written notice to Parent until the later of (A) the one hundred twentieth day after the date of the Offer and (B) 25 days after the date of determination of the Fair Market Value of such Offered Assets pursuant to Section 6.3 (such period being referred to herein as, the "Offer Response Period").

     (c) No member of an Acquired Group shall be included in the Parent Group except as provided below in the case of a Covered Acquisition. In the case of a Covered Acquisition, no member of an Acquired Group shall be included as a member of the Parent Group until the later of (i) the day after the expiration of the Offer Response Period, (ii) two years after such member's acquisition and
(iii) the date of the actual transfer of the Offered Assets to Regional Vehicle if Regional Vehicle accepts the Offer, provided that, if (x) Regional Vehicle shall not accept an Offer within the Offer Response Period or (y) a member of a Acquired Group is subject to an Offer Exception, such member shall not be included as a member of the Parent Group at any time.

     6.2. FMV Determination. (a) Parent shall set forth in any Offer its determination of the Fair Market Value of the Offered Assets that are the subject of such Offer. If Regional Vehicle does not agree that the Fair Market Value set forth in the Offer represents the value Parent could obtain in an arm's length sale of the Offered Assets to an unaffiliated third party, Regional Vehicle shall deliver a written notice (an "FMV Notice") to Parent requesting that a determination of Fair Market Value be made pursuant to this Section 6.2. If Regional Vehicle does not deliver such FMV Notice within 45 days after the date of the Offer, the Fair Market Value of the Offered Assets shall be the amount set forth in the Offer.

     (b) If Regional Vehicle delivers an FMV Notice, each of Parent and Regional Vehicle shall retain within 15 days of such delivery, and provide relevant information to, an internationally recognized investment banking firm (each, an "appraiser", together the "Initial Appraisers") to determine the Fair Market Value of the Offered Assets. Within 30 days following the provision of relevant information by Parent and Regional Vehicle to the Initial Appraisers, which information shall be provided within 30 days after retention of the Initial Appraisers, the Initial Appraisers shall submit their determinations of the Fair Market Value of the Offered Assets to Parent and Regional Vehicle. If the difference between the determinations submitted by the Initial Appraisers is less than 20 percent of the lowest of such determinations, then the average of the determinations submitted by the appraisers shall be deemed to be the Fair Market Value for the Offered Assets.

     (c) If the difference between the determinations submitted by each appraiser equals or exceeds 20 percent of the lowest of such determinations, the Initial Appraisers will within 15 days select a third internationally recognized investment banking firm to make such determination, provided if the

Initial Appraisers cannot agree to a third internationally recognized investment banking firm, such firm shall be chosen by the CPR Institute for Dispute Resolution. Regional Vehicle and Parent shall provide information to the third appraiser within ten days after such appraiser is appointed. The third appraiser shall submit its determination of the Fair Market Value for the Offered Assets to Regional Vehicle within 30 days following the provision of relevant information by Regional Vehicle and Parent. The average of the determination provided by such third appraiser and the determination submitted by the Initial Appraisers that is closer to the determination provided by such third appraiser shall be deemed to be the Fair Market Value of the Offered Assets, provided, however, that to the extent such average is greater than the higher price submitted by the Initial Appraisers (the "High Price"), the Fair Market Value of the Offered Assets shall be the High Price or, to the extent such average is less than the lower price submitted by the Initial Appraisers (the "Low Price"), the Fair Market Value of the Offered Assets shall be the Low Price. The fees and expenses of the Initial Appraisers shall be borne by the respective parties that appointed them. The fees and expenses of any third appraiser shall be split equally between Regional Vehicle and Parent.

     6.3. Easymail Chile. Prior to any sale or transfer of any interest in Easymail Chile S.A. (an "Easymail Interest") held by Parent or any Subsidiaries of Parent (such holder, a "Selling Person") to a Person other than Parent or another Affiliate of Parent, Parent shall, or cause such Selling Person to, offer in writing (an "Easymail Offer") to sell to Regional Vehicle for cash such Easymail Interest at its Fair Market Value, provided that this Section 6.3 shall not apply if selling such Easymail Interest would conflict with or contravene applicable law or a pre-existing contractual obligation of Parent or such Selling Person. The Selling Person shall set forth in any Easymail Offer its determination of the Fair Market Value of such Easymail Interest. If Regional Vehicle does not agree that the Fair Market Value set forth in the Easymail Offer represents the value such Selling Person could obtain in an arm's length sale of such Easymail Interest to an unaffiliated third party, Regional Vehicle shall deliver a written notice (an "Easymail FMV Notice") to Parent requesting that a determination of Fair Market Value be made in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c). If Regional Vehicle does not deliver such Easymail FMV Notice within 45 days after the date of the Easymail Offer, the Fair Market Value of the Easymail Interest shall be the amount set forth in the Easymail Offer. Otherwise the Fair Market Value shall be that value determined in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c), provided that in the case of any Selling Person other than Parent, a reference to Parent in such Section shall be deemed to be a reference to such Selling Person and a reference to Offered Assets shall be deemed to be a reference to such Easymail Interest. Such Easymail Offer may be accepted by Regional Vehicle by written notice to Parent until the later of (a) the one hundred twentieth day after the date of the Easymail Offer and (b) 25 days after the date of determination of the Fair Market Value of such Easymail Interest in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c) (such period being referred to herein as, the "Easymail Offer Response Period"). If Regional Vehicle does not accept such Easymail Offer within the Easymail Offer Response Period, such Selling Person may sell its Easymail Interest at any time to any Person.

                                  ARTICLE VII

                                      TERM

     7.1. Term. The term of this Agreement shall begin on the date hereof and shall terminate upon mutual agreement of the parties hereto; provided that Parent may in its sole discretion terminate this Agreement at any time after the termination of the Brand License Agreement.

                                  ARTICLE VIII

                                  ARBITRATION

     8.1. Arbitration. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (each a "Claim"), shall be finally settled by binding arbitration. The arbitration shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York City, New York, and it shall be conducted in the English language. Notwithstanding
Section 9.6 hereof, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. Any request for interim measures pursuant to Section 9.11 hereof or otherwise shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

     8.2. Number of Arbitrators/Selection. The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by CPR Institute for Dispute Resolution. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after the CPR Institute for Dispute Resolution has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the CPR Institute for Dispute Resolution shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

     8.3. Certain Procedures. The arbitration panel shall strictly limit discovery to the production of documents directly relevant to the facts alleged by the Claimant and the Respondent, and if depositions are required, each party shall be limited to five depositions. Each party shall bear its own expenses, but those related to the compensation of the arbitrators shall be borne equally.

     8.4. Arbitral Award. The arbitral award shall be in writing, state only the damages and injunctive relief granted and be final and binding on the parties. The parties hereto expressly waive and forgo any right to punitive, exemplary or similar damages as a result of any Claim. The arbitrators shall orally state the reasoning on which the arbitral award rests but shall not state such reasoning in any writing. The arbitration panel shall endeavor to issue the arbitral award within six months of the Request, but failure to do so shall not effect the validity of the arbitral award. The parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense made by any third party.

     8.5. Confidentiality of Proceedings. All proceedings in connection with any arbitration, including its existence, the content of the proceedings and any decision, shall be kept confidential to the maximum extent possible consistent with the law. The arbitrator shall issue an order preventing the parties, CPR Institute for Dispute Resolution and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery of documents, evidence, testimony and the award except as may be required by law.

     8.6. Judgment. Judgment upon the decision may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, provided that the party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     9.2. Waiver. No waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by Parent and Regional Vehicle. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     9.3. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

IF TO REGIONAL VEHICLE:                                                    IF TO PARENT:
- -----------------------                                                    -------------
2333 Ponce de Leon Blvd.                               AT&T Corp.
Coral Gables, FL 33134                                 295 North Maple Avenue
                                                       Room 3353J1
                                                       Basking Ridge, NJ 07920
Facsimile: 1-305-774-2001                              Facsimile: 1-908-630-1744
Attention: Chief Executive Officer                     Attention: John Haigh
                                                                  Vice President --
                                                                  Strategy and Development

WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:  WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:
- --------------------------------------------------------  --------------------------------------------------------

2333 Ponce de Leon Blvd.                                  AT&T Corp.
Coral Gables, FL 33134                                    295 North Maple Avenue
                                                          Room 1212P2
                                                          Basking Ridge, NJ 07920
Facsimile: 1-305-774-2001                                 Facsimile: 1-908-221-6618
Attention: General Counsel                                Attention: Marilyn Wasser
                                                                      Vice President -- Law and
                                                                      Corporate Secretary

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     9.4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

     9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Subject to Article VIII hereof, each of Regional Vehicle and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this agreement and the transactions contemplated hereby (and agrees not to commence any litigation in a court relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     9.7. Further Assurances. Each party hereto shall, and shall cause each of its Subsidiaries (which, in the case of Parent shall not include Regional Vehicle or its Subsidiaries) to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise may reasonably be requested by the other party hereto, to confirm and assure the rights and obligations provided for in this Agreement, or otherwise to carry out the intent and purposes of this Agreement.

     9.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                          AT&T Corp.

                                          /s/ John A. Haigh
                                          --------------------------------------
                                          By:
                                          Title:

                                          AT&T Latin America Corp.

                                          /s/ John A. Haigh
                                          --------------------------------------
                                          By:
                                          Title:

                                                                       EXHIBIT A
                                                   TO REGIONAL VEHICLE AGREEMENT

                                  DEFINITIONS

     1. Defined Terms. The following capitalized terms, when used in this Agreement, shall have the following respective meanings (each such definition to be equally applicable to the plural and singular forms of the respective terms so defined):

          "Affiliate" means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

          "Agreement" means this Regional Vehicle Agreement, as the same may be amended or modified from time to time in accordance with its terms.

          "AT&T Global Network" means AT&T Global Network Services Group LLC or AT&T Global Network Services LLC, any other Person in which such Persons own any direct or indirect equity interest or any of their respective successors or assigns. Each of such Persons is sometimes referred to herein as an "AT&T Global Network Person."

          "Brand License Agreement" means that certain Service Mark License Agreement between Regional Vehicle and Parent (the form of which was attached as an Exhibit to the Merger Agreement), as amended from time to time.

          "Brands" means any name, brand, mark, trademark, service mark, trade dress, trade name, business name or other indicia of origin.

          "Carrier Services" means the provision of carriage, including hubbing, routing, transit, reorigination and least cost routing on Global Network Facilities primarily between two or more countries to other International Carriers.

          "Communications Services" shall mean any services and applications, including enhanced services and applications, that involve the transmission of voice, data, sound, music, still and moving image or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, and any similar or substitute service available or offered from time to time, and the business of developing, designing or offering content-based applications.

          "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "global", when used with respect to Communications Services, shall mean Communications Services between or among two or more countries.

          "Global Business Communications Services" shall mean global Communications Services provided or targeted to businesses and to their employees in their capacity as employees.

          "Global Communications Services" shall mean current or future (a) global end-to-end managed and (b) all other global Communications Services of a type intended for use by end

                                     Def.-1
     user customers and resellers, but excluding Satellite & Radio Services, basic switched voice and basic telex.

          "Global Network Facilities" shall mean all facilities that support bandwidth, transmission, signaling, routing, network service intelligence, network control intelligence, switching and Operational Systems Support (including any related software support) in connection with the transmission of voice, data, sound, music, still and moving image, or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, exclusively or predominantly between or among two or more countries (it being understood that facilities that are predominantly designed to support such transmission between or among two or more countries may also support, as a non-predominant use, transmission within one or more of such countries). Global Network Facilities shall not include any system or systems that provide Communications Services exclusively within a given country.

          "Global Venture" means each of those certain Persons formed for the provision of certain telecommunications and related services pursuant to the Framework Agreement. Each of such Persons is sometimes referred to herein as a "Global Venture Person."

          "International Carrier" shall mean a Person which (a) is licensed or authorized, or is otherwise permitted to provide, or operates where no license or authorization is required, crossborder Communications Services to the public, or (b) owns or operates, or is licensed to own or operate, the underlying facilities used to provide crossborder Communications Services to the public.

          "International Carrier Services" shall mean Carrier Services and International Traffic Termination Services.

          "International Settlement Process" means the system of accounting and settlement rates for the exchange of international traffic of a type referred to in Section 64.1001 of the regulations of the FCC and any subsequent regime for arranging and managing inbound/outbound traffic termination terms and conditions with an International Carrier.

          "International Traffic Termination Services" shall mean the arrangement, management and delivery of inbound/outbound traffic termination of all the communications traffic, including voice and Internet Protocol traffic, of the Parent Group, including through the International Settlement Process and least cost routing alternatives, but excluding all Global Business Communications Services.

          "Liberty Media" means Liberty Media Corporation and any Person in which Liberty Media Corporation owns any direct or indirect equity interests.

          "Managed Network Services" shall mean the provision of (a) service to a customer consisting solely of the provisioning and maintenance of the logical and physical elements of the customer's wide area communications network, and, to the extent relating to a customer's wide area communications network, directly related planning, design, installation, maintenance and ongoing life cycle support functions, and (b) equipment on the customer's premises at the interface between a wide area communications network and the remainder of the customer's networking environment insofar as the equipment so provided facilitates (i) the maintenance of the customer's wide area communication services, (ii) the recording of performance data with respect to the customer's wide area communications services, (iii) the provisioning of new wide area communications services to the customer or changes in the parameters of the wide area communications services provided to the customer, or (iv) the integration of multiple wide area communications services, but excluding in the case of clause (a) or (b) any such service or

                                     Def.-2
     equipment that materially extends services beyond the interface described above further into the customer's non-wide area communications network.

          "Media One" means Mediaone Group, Inc., Meteor Acquisition Inc., any successors thereto and any Person in which Mediaone Group, Inc., Meteor Acquisition Inc. or any successors or assigns thereof own any direct or indirect equity interests.

          "Operational Support Systems" means the computer systems on which a Person depends for providing management support of all of its operations, including service delivery and provision, network usage and control, billing of customers, network planning, fraud identification, resource planning and facility management.

          "Outsourcing Professional Services" shall mean the provision of professional services relating to network architecture validation, implementation, operations and life cycle management, including business process consulting, migration planning and implementation, but excluding Managed Network Services, and may include the ownership and acquisition of assets from and on behalf of customers related to the provision of Outsourcing Professional Services.

          "Outsourcing Services" shall mean Outsourcing Professional Services and Managed Network Services.

          "Parent" means AT&T, provided that Parent shall not include Liberty Media and Media One.

          "Parent Group" means Parent and any Subsidiary of Parent except Liberty Media and Media One, provided that (a) neither Regional Vehicle and its Subsidiaries, any Global Venture Person nor any AT&T Global Network Person or any Subsidiaries thereof shall be included in the Parent Group and (b) no member of a Territory Acquired Group excluded from Parent Group as provided in Section 6.1(b) shall be included in the Parent Group.

          "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust or other entity.

          "Preferred Supplier" to a Person (the "Purchaser") means that, to the extent that the designated Preferred Supplier is able to provide certain services, products or facilities to the Purchaser on terms and conditions and standards at least as favorable regarding price, quality and service as the Purchaser would be able to obtain in an arm's length transaction with a Person that is not an Affiliate of the Purchaser, such Purchaser shall not, and shall cause each of its wholly-owned Subsidiaries not to, purchase such services, products or facilities from any Person other than the designated Preferred Supplier unless such Person is also a Preferred Supplier to such Purchaser.

          "Satellite & Radio Services" shall mean Communications Services (other than VSAT services) delivered through satellites using existing and future satellite constellations and associated ground networks and equipment through any satellite business and terrestrial radio solutions targeted at maritime and aeronautical applications using existing and future long, medium and short-range radio systems.

          "Subsidiaries" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          "Systems Integration" shall mean advising clients on how best to use information technology to achieve their ends, to reengineer business processes to make organizations work

                                     Def.-3
     more effectively, specifying, designing or building or specifying, designing and building integrated business systems for or on behalf of clients managing the change to such systems for or on behalf of clients, supporting, maintaining, enhancing, operating or further developing such systems for or on behalf of clients, providing program or project management and integration of customer defined individual customer solutions and providing other related services required or requested by clients in connection with any of the foregoing. Systems Integration does not include (a) the underlying capability to provide Communications Services or (b) Outsourcing Services.

          "Territory" means Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago and Uruguay.

     2. Other Defined Terms. All references to "Dollar", "US$" or "$" shall be deemed to be references to the lawful currency of the United States of America. The following capitalized terms,

                                     Def.-4
when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

DEFINED TERM                                                 SECTION REFERENCE
- ------------                                                 -----------------
appraiser............................................  Section 6.2(b)
Acquired Group.......................................  Section 6.1(a)
Acquired Person......................................  Section 6.1(a)
AT&T.................................................  First Paragraph
AT&T Global Network Services.........................  Section 5.1
Claim................................................  Section 8.1
Claimant.............................................  Section 8.2
Company..............................................  Recital A
Cross Border Revenues................................  Section 4.3
Covered Acquisition..................................  Section 6.1(a)
Excluded Activities..................................  Section 3.1
FMV Notice...........................................  Section 6.2(a)
Framework Agreement..................................  Recital B
Global Venture Person................................  Definition of Global Venture
High Price...........................................  Section 6.2(c)
Initial Appraiser....................................  Section 6.2(b)
Licensed Brands......................................  Recital B
Limited Cross Border Network Service Provider........  Section 4.3
Low Price............................................  Section 6.2(c)
Merger...............................................  Recital A
Merger Agreement.....................................  Recital A
Merger Sub...........................................  Recital A
New York Courts......................................  Section 9.6
Offer................................................  Section 6.1(b)
Offered Assets.......................................  Section 6.1(b)
Offer Exception......................................  Section 6.1(b)
Offer Response Period................................  Section 6.1(b)
                                                       Definition of Preferred
Purchaser............................................  Supplier
Qualifying MNC.......................................  Section 4.3(b)
Regional Vehicle.....................................  First Paragraph
Request..............................................  Section 8.2
Respondent...........................................  Section 8.2
RV Exclusive Services................................  Section 2.1
RV Non-Exclusive Services............................  Section 2.2
RV Services..........................................  Section 2.2
Territory Revenues...................................  Section 6.1(a)

                                     Def.-5

                                                                    SCHEDULE A-1
                                                   TO REGIONAL VEHICLE AGREEMENT

                             RV EXCLUSIVE SERVICES

Local voice delivered through fixed-line connectivity

Domestic long distance

International long distance

Point-to-point dedicated line

Asynchronous Transfer Mode (ATM)

Frame relay

Internet access

1-800/toll free

Packet X.25 (data)

Virtual network services (data)

Switched digital (data)

                                      A-1-1

                                                                    SCHEDULE A-2
                                                   TO REGIONAL VEHICLE AGREEMENT

                            PARENT GROUP ACTIVITIES

     Any services provided by Parent Group using assets that any member of Parent Group is obligated under the Framework Agreement, as in effect on the date hereof, to contribute to the Global Venture.

     Service provided to customers in connection with the provision of, or pursuant to contracts for, Outsourcing Services.

                                      A-2-1

                                                                      SCHEDULE B
                                                   TO REGIONAL VEHICLE AGREEMENT

                           RV NON-EXCLUSIVE SERVICES

AT&T card services

AT&T Direct(R) services

E-commerce

Web-hosting

Fixed wireless for connectivity

Voice over Internet Protocol

Managed Network Services

Video conferencing services

                                                                      SCHEDULE C
                                                   TO REGIONAL VEHICLE AGREEMENT

                              EXCLUDED ACTIVITIES

International Carrier Services

Mobile wireless/PCS

Cable and cable telephony

Solution services, including Outsourcing Professional Services, other than Managed Network Services

Systems Integration

Messaging Services in Chile, to the extent providing such services would cause a breach of obligations of Parent or any of its Affiliates under the Shareholders Agreement, dated as of December 9, 1993, among Easymail Chile S.A., AT&T International, Inc., Inversiones Rapel, S.A. et al or any related agreements.

                                       C-1